Exhibit 99.1


                            CHRONIMED INC. LETTERHEAD

                                  PRESS RELEASE

                  CHRONIMED INC. ADOPTS SHAREHOLDER RIGHTS PLAN


MINNEAPOLIS, MINNESOTA, DECEMBER 18, 1996 -- CHRONIMED INC. (NASDAQ: CHMD), announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a non-taxable dividend at the rate of one Right for each share of Common Stock held as of the close of business on December 31, 1996.

Each Right will entitle stockholders to buy one-one thousandth of a newly issued share of Series A Junior Participating Stock of the Company at an exercise price of $120.00. The Rights will be exercisable only if a person or group, other than an exempted person, acquires beneficial ownership of, or makes a tender for, 15 percent or more of the Company's outstanding Common Stock.

If any person other than an exempted person becomes the beneficial owner of 15 percent or more of the Company's outstanding Common Stock, then each Right not owned by such person or certain related parties will entitle its holder to purchase at the Right's then current exercise price shares of the Company's Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value equal to twice the then current exercise price. In addition, if after a person becomes the beneficial owner of 15 percent or more of the Company's outstanding Common Stock, the Company is involved in a merger or other business combination transaction with another person after which its Common Stock does not remain outstanding, or sells 50 percent or more of its assets or earning power to another person, each Right will entitle its holder to purchase at the Right's then current exercise price shares of common stock of such other person having a market value equal to twice the then current exercise price.

The Company's Board of Directors will be entitled to redeem the Rights at $.01 per Right at any time prior to a person or group acquiring 15 percent or more of the Company's Common Stock. Otherwise, the rights will expire on December 18, 2006.

Maurice R. Taylor, Chronimed's President, Chief Executive Officer and Chairman said, "The shareholder rights plan is not being adopted in response to any acquisition or merger proposal. However, in the event of such a proposal, it is intended to insure that all shareholders receive equal treatment and a fair price by encouraging anyone seeking to acquire Chronimed to negotiate with the Board of Directors. We believe the Company is undervalued at current trading prices for our stock, and the Board determined that adoption of a Rights Plan would help protect shareholder interests."

Chronimed Inc., with annualized sales exceeding $100 million, is a health care company specializing in the unique needs of patients with chronic diseases. Chronimed develops, markets and distributes pharmaceuticals, general medical products, patient education materials, and clinical nutrition products directly to the individual and to the patients of managed care and case management companies nationwide, along with institutions that serve these patients.